Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-217116 and No. 333-218904) and Form S-8 (N0. 333-231568) of Banco Santander, S.A. of our report dated March 25, 2019 except with respect to our opinion on the consolidated financial statements insofar as it relates to effects of the change in composition of reportable segments discussed in Note 52, as to which the date is July 8, 2019, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 6-K.

/s/ PricewaterhouseCoopers Auditores, S.L.

Madrid, Spain

July 8, 2019